EXHIBIT 99.28(a)(ii)

ARTICLES OF AMENDMENT TO THE

ARTICLES OF RESTATEMENT

OF

OLD WESTBURY FUNDS, INC.

Old Westbury Funds, Inc., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: Effective January 1, 2014 and pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(2) of the Maryland General Corporation Law, the Board of Directors of the Corporation has renamed duly established and allocated series (“Series”) of the Corporation’s stock as follows:

New Series Name	Former Series Name
Old Westbury Small & Mid Cap Fund	Old Westbury Global Small & Mid Cap Fund
Old Westbury Strategic Opportunities Fund	Old Westbury Global Opportunities Fund

Second: The Board of Directors of the Corporation duly adopted resolutions renaming the Series, as set forth in Article FIRST.

Third: The foregoing changes have been effected in the manner and by the vote required by the Corporation’s charter and the laws of the State of Maryland. The changes were approved by a majority of the Board of Directors of the Corporation, are limited to changes expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law and may be made without action by the Corporation’s stockholders.

Fourth: Except as hereby amended, the Corporation’s charter shall remain in full force and effect.

Fifth: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, OLD WESTBURY FUNDS, INC. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, both duly authorized officers of the Corporation, on this 19th day of December 2013.

OLD WESTBURY FUNDS, INC.

/s/ David W. Rossmiller
David W. Rossmiller President

ATTEST:

/s/ Diane J. Drake
Diane J. Drake Secretary